FOR IMMEDIATE RELEASE                                    FOR FURTHER INFORMATION
                                                         CONTACT:
                                                         William M. Tandy,
                                                         President & CEO
                                                         (270) 326-3500

                          COMMUNITY FIRST BANCORP, INC.
                               ANNOUNCES EARNINGS
                               FOR FOURTH QUARTER
                              AND FISCAL YEAR 2006

         Madisonville, KY -- February 20, 2007 - Community First Bancorp, Inc. (OTCBB: CFBC) the holding company for Community First Bank, Madisonville, Kentucky today announced that it had incurred a loss of $369,000 ($(1.12) per diluted share) for the fourth quarter of 2006 compared to a loss of $107,000 ($(.39) per diluted share) for the fourth quarter of 2005. For the full year, the Company incurred a loss of $675,000 ($(2.06) per diluted share) compared to a loss of $439,000 ($(1.58) per diluted share) for 2005.

         "The increased loss in 2006 is attributable to a $194,000 write off of unreconciled balances in our Federal Home Loan Bank correspondent account and $38,000 in various other suspense accounts," William Tandy, President and CEO commented. "These unreconciled balances accumulated over a number of years and after an exhaustive analysis of these accounts, we determined to take a one-time write-down of the accounts. We have implemented procedures to ensure timely reconciliations of these accounts going forward and believe that this issue is now behind us."

         Net interest income for the fourth quarter totaled $404,000 compared to $428,000 for the fourth quarter of 2005. For the full year, net interest income decreased to $1.66 million from $1.73 million in 2005. The decrease in net interest income was attributed to the increase in interest bearing deposits over the increase in interest earning assets. Net interest margin for fiscal 2006 was 2.29% compared to 2.69% in the prior year. The fourth quarter provision for loan losses was $45,000 compared to $9,000 for the fourth quarter of 2005. For the full year, the provision was $63,000 compared to $79,000 in 2005.

         Non-interest income for the fourth quarter totaled $115,000 compared to $107,000 for the fourth quarter of 2005. For the full year, non-interest income reached $496,000 compared to $393,000 for 2005.

         Non-interest expenses (excluding the $232,000 reconcilement charge) were $617,000 and $2.54 million for the quarter and year ended December 31, 2006, compared to $633,000 and $2.48 million in the comparable prior year periods.

         The Company's total assets reached $79.0 million at December 31, 2006 compared to $71.7 million at December 31, 2005. The increase in assets was driven by the loan portfolio which grew $8.3 million, or 12.7%, to $73.2 million at December 31, 2006. Deposits grow by $10.2 million, or 18.7%, to $64.7 million at December 31, 2006.

         Statements contained in this release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.